Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
13-011		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Dennard-Lascar / 713-529-6600

Hornbeck Offshore Adopts a New Stockholder Rights Plan

To Replace Expired Plan

July 2, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (“the “Company”) announced today that its Board of Directors adopted a new stockholder rights plan (the “New Rights Plan”) to replace the Company’s previous stockholder rights plan that expired on June 17, 2013 (the “Expired Rights Plan”). Similar to the Expired Rights Plan, the New Rights Plan is designed to enable all stockholders to realize the full value of their investment and to provide for fair and equal treatment for stockholders if an unsolicited attempt is made to acquire the Company. Further, by providing defenses against the accumulation of Company stock by third parties, the Board feels that the New Rights Plan provides the Company with another tool to protect its U.S. citizenship qualification under U.S. maritime law. The Board of Directors adopted the New Rights Plan as a matter of prudent corporate governance following careful consideration and evaluation. The Company stated that the rights are not being issued in response to any outside effort to gain control of the Company, and that it is not aware of any attempt to do so.

To implement the plan, the Board of Directors has declared a dividend distribution of one right for each share of the Company’s common stock outstanding on July 15, 2013. A right will also attach to each share of the Company’s common stock issued after July 15, 2013 during the effectiveness of the rights plan. Each right represents the right, under certain circumstances, to purchase 1/100th of a share of a series of preferred stock of the Company at an exercise price of $250 per right. The rights will be represented by and trade with the Company’s common stock certificates unless the rights become exercisable.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

The rights become exercisable, with certain exceptions, only if a person or group acquires, or announces a tender or exchange offer for, 10% or more of the shares of the Company’s common stock without prior Board approval (an “Acquiring Person”), as described in the New Rights Plan. In such event, unless earlier redeemed for $0.001 per right, the rights will be exercisable for shares of Hornbeck common stock having a value of twice the rights’ then current exercise price. In addition, in the event of certain business combinations, the rights permit the holders to purchase the common stock of the acquiror at a 50% discount. Rights held by the Acquiring Person will become null and void in each case.

The rights plan contains an exception to the 10% threshold for persons or groups holding more than 10% on the date the rights plan became effective and in certain other limited circumstances. Such persons or groups are restricted from acquiring additional shares or increasing their percentage except in certain limited circumstances described in the rights plan. The rights expire on June 30, 2023. The Company is sending a letter to its stockholders of record with further details of the rights plan.

Hornbeck Offshore is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 76 vessels primarily serving the energy industry and has 23 additional high-spec Upstream vessels contracted, approved or under construction for delivery on various dates through 2016.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with regard to the New Rights Plan. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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